Exhibit 99.1

(2)  Represents 1,278,951 shares held by William Blair Capital Partners VII QP, L.P. and 49,290 shares held by William Blair Capital Partners VII, L.P., a portion of which may be deemed attributable to William Blair Capital Management VII, L.L.C. and William Blair Capital Management VII, L.P. William Blair Capital Management VII, L.L.C. is the general partner of William Blair Capital Management VII, L.P., the general partner of William Blair Capital Partners VII QP, L.P. and William Blair Capital Partners VII, L.P. William Blair Capital Management VII, L.L.C. and William Blair Capital Management VII, L.P.  may be deemed to have shared voting and dispositive power over the reported shares. William Blair Capital Partners VII QP, L.P. disclaims beneficial ownership over the shares held by William Blair Capital Partners VII, L.P.